Exhibit 99.1


 Brigham Exploration Reports Year End Results Including Record 2003 Financial
                      Results and Strong Reserve Growth

    AUSTIN, Texas, March 4 /PRNewswire-FirstCall/ -- Brigham Exploration Company (Nasdaq: BEXP) today announced its financial results for the fiscal year and quarter ended December 31, 2003 and its year-end reserve numbers.
    Highlights from Brigham's performance for 2003 include:

     *   7% growth in 2003 production over production in 2002;

     * 131% growth in operating income to $21.8 million over operating income in 2002 of $9.4;

     * Record net income available to common for 2003 of $14.8 million over a net loss in 2002 of $0.6 million;

     * Reduced outstanding indebtedness by approximately $58 million, resulting in a reduction in our debt to book capitalization from 63% at year end 2002 to 26 % at year end 2003; and

     * 11% growth in total proved reserves, including 20% growth in proved developed reserves.

    YEAR-END 2003 RESULTS
    Average net daily production volumes for 2003 were 29.7 MMcfe per day compared to 27.8 MMcfe per day in 2002. Revenues from the sale of oil and natural gas, net of hedging, grew 47% to $51.5 million in 2003 compared to $35.1 million last year. Approximately 86% ($14.2 million) of the increase in revenues from the sale of oil and natural was due to a 38% increase in Brigham's average realized sales price for oil and natural gas, with the remainder coming from the increase in production volumes. Brigham's average realized prices for 2003 were $4.92 per Mcf for natural gas and $28.17 per barrel for oil compared to $3.21 per Mcf and $23.55 per barrel in 2002. Cash settlements on hedging transactions in 2003 reduced revenue from the sale of oil and natural gas by $6.7 million ($0.63 per Mcfe) compared to a reduction of $1.8 million ($0.19 per Mcfe) in 2002.
    Lease operating expenses for 2003 were $5.2 million ($0.49 per Mcfe) compared to $3.8 million ($0.38 per Mcfe) in 2002. An increase in expenses related to insurance, overhead fees and compressor rental and maintenance represented approximately $0.05 of the increase in our lease operating expenses per unit, while an increase in workover costs accounted for approximately $0.07 of the increase. Production taxes increased 25% to $2.5 million and were 15% higher on a per unit basis at $0.23 per Mcfe. The increase in production taxes was primarily related to higher production volumes and an increase in the sales price that Brigham received for its our oil and natural gas.
    General and administrative expenses for 2003 were $4.5 million compared to $5.0 million in 2002. General and administrative expenses for 2002 included a non-cash charge related to compensation expense of $596,000. Excluding this non-cash charge, total general and administrative expenses increased 3% and on a per unit basis decreased 5% to $0.42 per Mcfe.
    Depletion of natural gas and oil properties for 2003 was $17.0 million ($1.59 per Mcfe) compared to $14.6 million ($1.46 per Mcfe) in 2002. An increase in production volumes accounted for 42% of the increase, while an increase in the Company's depletion rate accounted for the remaining 58%. The increase in Brigham's depletion rate was due to an increase in finding and development costs in 2003 and an increase in future development costs associated with the Company's year-end 2003 reserves. Operating income grew 131% to $21.8 million in 2003 compared to $9.4 million last year.
    Interest expenses for 2003 were $4.8 million and $0.45 per Mcfe on a per unit basis, compared to $6.2 million and $0.62 in 2002. A lower weighted average debt balance outstanding under Brigham's senior credit facility combined with a decrease in the interest rate that it paid on those borrowings were the primary reasons for the 23% decrease in interest expenses for 2003.
    Brigham recorded a net income tax benefit in 2003. Management believes that the Company will begin to utilize its NOLs and will have reversals of existing temporary differences between book and taxable income. As a consequence, the Company recognized an income tax benefit of $1.6 million in the fourth quarter 2003. Net income available to common stockholders for 2003 was $14.8 million ($0.53 diluted earnings per share) compared to a net loss of $576,000 ($0.04 diluted earnings per share) in 2002.
    Brigham's capital expenditures for 2003 and 2002 were:


                                                             ($'s in millions)
                                                               2003     2002
    Drilling                                                  $35.1    $19.8
    Land and G&G                                                6.0      3.0
    Capitalized Cost                                            6.1      5.7
    Proceeds from the sale of assets                           (0.4)    (0.8)
     Net capital expenditures                                 $46.8    $27.7

    FOURTH QUARTER 2003 RESULTS
    Net daily production volumes for the fourth quarter 2003 were 29.5 MMcfe per day and were flat when compared with production volumes in last year's fourth quarter. Higher commodity prices in the fourth quarter 2003 led to an 11% increase in revenue from the sale of oil and natural gas.
    Lease operating expenses for the fourth quarter 2003 were $1.2 million and 13% lower than lease operating expenses in the fourth quarter last year. On a per unit basis, lease operating expenses for the fourth quarter 2003 were $0.44 per Mcfe compared to $0.50 per unit in last year's fourth quarter. A decrease in ad valorem taxes was the primary reason for the decrease in both Brigham's total lease operating expenses and its lease operating expenses on a per unit basis. Production tax expense for the fourth quarter 2003 was $180,000 compared to $650,000 in the fourth quarter last year. On a per unit basis, production taxes for the fourth quarter 2003 were $0.07 per Mcfe compared to $0.24 per Mcfe in last year's fourth quarter. A reclassification of a credit that the Company received from the settlement of its gas imbalance liability with one of its participants was the reason for the decrease in both its total production taxes and production taxes on a per unit basis. The credit, which based on preliminary settlement information was booked in the third quarter 2003 as additional revenue, has been reclassified out of revenue as a reduction to production taxes in the fourth quarter. The impact of the reclassification from revenue to production taxes gives Brigham's fourth quarter the appearance of low commodity price realizations and low total and per unit production taxes.
    General and administrative expenses for the fourth quarter 2003 decreased 9% when compared to general and administrative expenses for the fourth quarter last year. General and administrative expenses on a per unit basis decreased 9% in the fourth quarter 2003 to $0.41 per Mcfe.
    Depletion expense for the fourth quarter 2003 was $5.1 million ($1.93 per
Mcfe) compared to $4.5 million ($1.68 per Mcfe) in the fourth quarter last year. An increase in Brigham's depletion rate was the primary reason for the
increase in depletion expense.   Operating income grew 42% to $3.9 million in
the fourth quarter 2003 compared to $2.7 million in the fourth quarter last year.
    A lower weighted average debt balance outstanding under Brigham's senior credit facility combined with a decrease in the interest rate that it paid on those borrowings were the primary reasons for the 23% decrease in interest expenses for the fourth quarter 2003. Interest expenses for the fourth quarter 2003 were $1.2 million and $0.45 per Mcfe on a per unit basis, compared to $1.6 million and $0.58 in 2002.
    Brigham recorded an income tax benefit of $1.6 million in the fourth quarter 2003 and reported net income available to common stockholders of $2.3 million ($0.10 per diluted share) for the fourth quarter 2003 versus a net loss of $294,000 ($0.02 per diluted share) for the prior year period.
    Brigham's capital expenditures during the fourth quarter of 2003 and 2002 were:


                                                          ($'s in millions)
                                                          Three Months Ended
                                                              December 31,
                                                            2003        2002
    Drilling                                               $14.5        $7.6
    Land and G&G                                             2.6         1.4
    Capitalized Cost                                         1.5         1.7
    Proceeds from the sale of assets                        (0.0)       (0.2)
     Net capital expenditures                              $18.6       $10.5

    FIRST QUARTER 2004 FORECAST
    The following forecasts and estimates of Brigham's first quarter 2004 results are forward looking statements subject to the risks and uncertainties identified in the "Forward Looking Statements Disclosure" at the end of this release.
    Brigham currently expects first quarter 2004 production volumes to average between 32 and 33 MMcfe per day (68% natural gas). For the first quarter 2004, lease operating expenses are projected to be $0.45 per Mcfe, production taxes are projected to be approximately 5.5% of pre-hedge oil and gas revenues, and general and administrative expenses are projected to be $1.1 million ($0.38 to $0.37 per Mcfe).
    Based on these production and cost estimates, assumed average NYMEX prices of $5.69 per MMBtu for natural gas and $33.24 per barrel for oil, and taking into account current hedging contracts outstanding, Brigham forecasts that its revenue will be between $15.6 and $16.1 million and operating income will be between $7.5 and $7.8 million for the first quarter 2004.

    Gene Shepherd, Brigham's Chief Financial Officer, commented, "We are pleased with the our operating performance during 2003. Revenues, operating income and net income were all up substantially, due to strong commodity prices, modest production growth and flat per unit cash costs, which include operating, production tax, G&A and interest expenses. Furthermore, we have substantially strengthened and simplified our balance sheet through the completion of our new three-year credit facility, completion of our equity offering, conversion of the CSFB warrants and preferred stock to common stock, and renegotiation of the terms on our senior subordinated notes. Despite our strong 2003 results, we have a lot of work in front of us in terms of executing on our 2004 accelerated drilling program."
    Shepherd further added, "Succeeding in 2004 and generating strong reserve and production growth will purely be a function of execution risk, as we now have the balance sheet and financial flexibility that enables us to take advantage of our deep inventory of prospects. We know which prospects we will be drilling over the course of 2004 and we are already seeing positive results in terms of production growth. We look forward to reporting on our results after a full 12 months of accelerated drilling activity."

    2003 PROVED RESERVES & FINDING COSTS
    Brigham's estimated net proved reserve volumes at December 31, 2003 totaled 134 Bcfe, which represents an 11% increase from the 121 Bcfe that it reported at year-end 2002. Brigham's estimated net proved developed reserves at December 31, 2003 totaled 67 Bcfe, which represents a 20% increase over its 56 Bcfe of net proved developed reserves at year-end 2002. During 2003, Brigham added approximately 23.8 Bcfe in total proved reserves in its Anadarko Basin, Texas Gulf Coast and West Texas 3-D seismic projects. Approximately 20 Bcfe or 84% of these adds were proved developed. Brigham's 2003 drilling program generated net proved reserve additions that replaced 223% of its 10.7 Bcfe of net reserve volumes produced during the year. Approximately 82% of Brigham's year-end 2003 reserve volumes are natural gas and 50% are proved developed, up from 46% proved developed at year-end 2002.
    At year-end 2003, the present value ("PV10% Value") of Brigham's estimated proved reserves was $344 million. Brigham's PV10% Value at year-end 2002 was $307 million. Higher reserve volumes and higher year-end oil and gas prices resulted in the 12% increase in the PV10% Value for 2003. Brigham's PV10% Value for 2003 was calculated using a Henry Hub natural gas price of $5.83 per MMBtu and a West Texas Intermediate Sweet price of $32.55 per barrel versus a Henry Hub natural gas price of $4.74 per MMBtu and a West Texas Intermediate Sweet price of $31.25 per barrel that were used for the 2002 year-end.
    Brigham's capital expenditures for 2003 totaled $46.8 million (including capitalized G&A and interest), approximately 75% of which related to drilling activities. For 2003, Brigham's average finding costs for reserves added, including revisions to prior estimates, were $1.97 per Mcfe, based on total capital expenditures. Excluding revisions, Brigham's finding costs were $1.62
per Mcfe based on total capital expenditures.   Brigham's three-year average
finding costs for reserves added, including revisions to prior estimates, were $1.50 per Mcfe based on total capital expenditures.

    Bud Brigham, the Chairman and CEO stated, "Unfortunately, our all sources finding costs were higher than historical, though still attractive given the value of our reserves, the low production costs and associated strong margins. Our principal objective has been to convert our non-producing assets to production and cash flow to capitalize on this extended window of strong commodity prices. Given that, in 2003 we aggressively drilled our proved undeveloped locations and we efficiently grew our proved developed reserves. Thus, our 2003 drilling finding and development costs were closer to our historical at $1.30 per proved developed Mcfe. On the other hand, we were not as productive in 2003 as we had been in recent years at adding proved undeveloped reserves through our exploration activities."
    Bud Brigham further stated, "We are focused on execution. Our accelerated drilling program has positively impacted our production growth thus far in 2004. Our ongoing field development should continue to provide relatively predictable developed reserve and production additions. In addition, our exploration program, including six relatively high potential tests planned for 2004, gives us the opportunity to grow our proved developed reserves as well as add to our inventory of development locations, and thus generate low all sources finding costs consistent with our historical results."


                                                           Equivalent Reserves
                                                                  (Bcfe)
    2003 Beginning Reserves                                      121,070
     Discoveries & Extensions                                     28,879
     Revisions of Previous Estimates                              (5,093)
     Production                                                  (10,674)
    2003 Ending Reserves                                         134,182

    CONFERENCE CALL INFORMATION
    Brigham management will host a conference call to discuss its operational and financial results for the fourth quarter and FY 2003 with investors, analysts and other interested parties on Friday, March 5th, at 9:00 a.m. Central time. To participate in the call, participants within the U.S. please dial 800-884-5695 and participants outside the U.S. please dial 617-786 -2960. The participant passcode for the call is 34328647. A telephone recording of the conference call will be available to interested parties approximately two hours after the call is completed through 11:59 p.m. Central time on Friday,
March 19th.   To access the recording, domestic callers dial 888-286-8010 and international callers dial 617-801-6888. The passcode for the conference call playback is 20084599. In addition, a live and archived web cast of the conference call will be available over the Internet at either www.bexp3d.com or www.streetevents.com. A copy of this press release and other financial and statistical information about the periods covered by this press release and by the conference call that will take place on March 5, 2004, will be available on our website. To access the press release go to www.bexp3d.com and click on News Releases. The file with a copy of the press release is named Brigham Exploration Reports Year End Results Including Record 2003 Financial Results & Strong Reserve Growth and is dated March 4, 2004. To access the other financial and statistical information that will be covered by the conference call that will take place on March 5, 2004, go to www.bexp3d.comand click on Event Calendar. The file with the other financial and statistical information is named Financial and Statistical Information for the Fourth Quarter Conference Call and is dated November March 4, 2003.

    ABOUT BRIGHAM EXPLORATION
    Brigham Exploration Company is an independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore and develop onshore domestic natural gas and oil provinces. For more information about Brigham Exploration, please visit our website at www.bexp3d.com or contact Investor Relations at 512-427-3444.

    FORWARD LOOKING STATEMENTS DISCLOSURE
    Except for the historical information contained herein, the matters discussed in this news release are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations. Important factors that could cause actual results to differ materially from those in the forward looking statements include risks inherent in exploratory drilling activities, the timing and extent of changes in commodity prices, unforeseen engineering and mechanical or technological difficulties in drilling wells, availability of drilling rigs, land issues, federal and state regulatory developments and other risks more fully described in the company's filings with the Securities and Exchange Commission. All forward looking statements contained in this release, including any forecasts and estimates, are based on management's outlook only as of the date of this release, and we undertake no obligation to update or revise these forward looking statements, whether as a result of subsequent developments or otherwise.

     Contact:  John Turner, Manager - Finance & Investor Relations
               (512) 427-3300 / investor@bexp3d.com


                         BRIGHAM EXPLORATION COMPANY
                SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share data)

                                Three Months Ended            Year Ended
                                    December 31,              December 31,
                                  2003         2002        2003         2002
    Revenues:                      (unaudited)
     Oil and natural gas
     sales                     $11,598      $10,463     $51,545      $35,100
     Other                          19           34         132           76
                               $11,617      $10,497     $51,677      $35,176
    Costs and expenses:
     Lease operating             1,163        1,331       5,200        3,759
     Production taxes              180          650       2,477        1,977
     General and
      administrative (a)         1,080        1,190       4,500        4,971
     Depletion of natural
      gas and oil properties     5,119        4,476      16,972       14,594
     Depreciation and
      amortization                 180          133         629          440
     Accretion of discount
      on ARO                        32           --         142           --
                                $7,754       $7,780     $29,920      $25,741
    Operating income            $3,863       $2,717     $21,757       $9,435

    Interest expense, net       (1,199)      (1,554)     (4,815)      (6,238)
    Interest income                  9           14          45          119
    Debt conversion expense         --         (630)         --         (630)
    Other income (expense)(b)     (351)         (54)       (601)        (310)
     Income before income       $2,322         $493     $16,386       $2,376
      taxes & cumulative
      effect of adoption of
      accounting principle
    Income tax benefit           1,636           --       1,636           --
    Cumulative effect of
     adoption of accounting
     principle                      --           --         268           --
      Net income                $3,958         $493     $18,290       $2,376
    Preferred stock dividends
     & accretion                   360          787       3,448        2,952

    Net income (loss) to common $3,598        ($294)    $14,842        ($576)
    Net income (loss) to
     common per share:
    Basic                        $0.11       $(0.02)      $0.64       $(0.04)
    Diluted                      $0.10       $(0.02)      $0.53       $(0.04)

    Wt. Avg. common shares
     outstanding:
    Basic                       32,346       16,436      23,363       16,138
    Diluted                     38,457       16,436      34,354       16,138

     (a)  Includes non-cash
          charge related to
          stock compensation
          expense of:               --           --          --        ($596)

     (b)  Includes non-cash
          gains/(losses) related
          to our derivative
          contracts:             ($419)        ($15)      ($669)        $263


                         BRIGHAM EXPLORATION COMPANY
              PRODUCTION, SALES PRICES AND OTHER FINANCIAL DATA

                                     Three Months Ended       Year Ended
                                        December 31,         December 31,
                                      2003       2002      2003       2002
    Avg. net daily production:          (unaudited)
     Natural gas (MMcf)               19.0       16.5      17.7       16.1
     Oil (Bbls)                      1,754      2,186     1,999      1,947
     Equivalent natural gas (MMcfe)
      (6:1)                           29.5       29.6      29.7       27.8
    Total net production:
     Natural gas (MMcf)              1,708      1,484     6,356      5,791
     Oil (MBbls)                       158        197       720        701
     Equivalent natural gas (MMcfe)
      (6:1)                          2,655      2,664    10,674      9,996
     % Natural gas                      64%        56%       60%        58%
    Sales prices:
     Natural gas ($/Mcf) (a)         $4.23      $3.75     $4.92      $3.21
     Oil ($/Bbl) (a)                 27.67      24.88     28.17      23.55
     Equivalent natural gas
     ($/Mcfe) (6:1)                   4.37       3.93      4.83       3.51

     (a)  Includes the effects of
          hedging gains (losses) of:
          Natural gas ($/Mcf)       ($0.13)    ($0.44)   ($0.76)    ($0.12)
          Oil ($/Bbl)                (2.09)     (2.03)    (2.62)     (1.62)


                     SUMMARY CONSOLIDATED BALANCE SHEETS
                                (in thousands)

                                                    December 31,  December 31,
                                                         2003           2002
    Assets:
        Current assets                                $20,835        $33,322
        Natural gas and oil properties, net (full
         cost method)                                 197,311        164,980
        Other property and equipment, net               1,219          1,234
        Other non-current assets                        4,851          2,523
            Total assets                             $224,216       $202,059

    Liabilities and stockholders' equity:
        Current liabilities                           $35,579        $34,010
        Notes payable                                  19,000         60,000
        Senior subordinated notes                      20,000         21,797
        Redeemable preferred stock, Series A            8,794             --
        Redeemable preferred stock, Series B               --             --
        Other non-current liabilities                   2,498            186
            Total liabilities                         $85,871       $115,993
        Redeemable preferred stock, Series A               --         19,540
        Redeemable preferred stock, Series B               --          4,777
        Stockholders' equity                          138,345         61,749
         Total liabilities and stockholders' equity  $224,216       $202,059


                         BRIGHAM EXPLORATION COMPANY
                SUMMARY CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (in thousands)

                                    Three Months Ended          Year Ended
                                       December 31,             December 31,
                                        2003       2002        2003      2002
                                       (unaudited)
    Cash flows from operating
     activities:
    Net income                        $3,958       $493     $18,290    $2,376
    Depletion, depreciation and
     amortization                      5,299      4,609      17,601    15,034
    Accretion of discount on ARO          32         --         142        --
    Interest paid through issuance
     of add'l senior sub. notes          308        291       1,196     1,076
    Interest paid through issuance
     of add'l redeemable
     preferred stock                     340         --         340        --
    Amortization of deferred loan
     fees                                248        303       1,057     1,191
    Stock option compensation
     expense                              --         --          --       596
    Mkt value adjustments for
     derivatives instruments             419         15         669      (263)
    Cumulative effect of adoption
     of change in acctg prin              --         --        (268)       --
    Deferred income tax benefit       (1,636)        --      (1,636)       --
    Changes in working capital and
     other items                         298      1,067       4,300     8,963
      Cash flows provided by
       operating activities           $9,266     $6,778     $41,691   $28,973

      Cash flows used by
       investing activities         (16,687)    (8,356)    (46,089)  (27,206)
      Cash flows (used) provided
       by financing activities        2,184      4,714      (5,141)    8,439
      Net increase (decrease) in
       cash and cash equivalents    ($5,237)    $3,136     ($9,539)  $10,206


                            SUMMARY PER MCFE DATA
                                 (unaudited)

                                 Three Months Ended           Year Ended
                                    December 31,               December 31,
                                   2003        2002         2003        2002
    Revenues:
     Natural gas and oil sales    $4.37       $3.93        $4.83       $3.51
     Other revenue                 0.01        0.01         0.01        0.01
                                  $4.38       $3.94        $4.84       $3.52
    Costs and expenses:
     Lease operating               0.44        0.50         0.49        0.38
     Production taxes              0.07        0.24         0.23        0.20
     General and
      administrative               0.41        0.45         0.42        0.50
     Depletion of natural gas
      and oil properties           1.93        1.68         1.59        1.46
     Depreciation and
      amortization                 0.07        0.05         0.06        0.04
     Accretion of discount on
      ARO                          0.01           -         0.01           -
                                  $2.93       $2.92        $2.80       $2.58
    Operating income              $1.45       $1.02        $2.04       $0.94

    Interest expense, net (a)     (0.45)      (0.58)       (0.45)      (0.61)
    Other income (expense) (b)     0.03       (0.01)        0.01       (0.06)
     Adjusted income before
     dividends & accretion        $1.03       $0.43        $1.60       $0.27

     (a) Net of interest income.
     (b) Excludes non-cash gains/(losses) arising from hedge accounting for certain of our oil and natural gas hedges and debt conversion expense in the fourth quarter of 2002 & FY 2002.


                         BRIGHAM EXPLORATION COMPANY
      SUMMARY OF COMMODITY PRICE HEDGES OUTSTANDING AS OF MARCH 4, 2004
                                 (unaudited)

                                           2004                    2005
                             Q1      Q2      Q3      Q4      Q1   Q2   Q3   Q4

    Natural Gas  MMBtu/d   3,250   2,500   1,500   1,000     --   --   --   --
    Swaps:       $/MMBtu  $4.963  $4.252  $4.180  $4.360     --   --   --   --

    Natural Gas  Floor -   6,000   5,600   4,350   2,871  2,250  1,500  --  --
    Collars:     MMBtu/d
                 Floor -  $4.125  $4.112  $4.101  $4.131 $4.139 $4.083  --  --
                 $/Mmbtu

                 Cap -     6,000   5,600   4,350   2,871  2,250  1,500  --  --
                 MMBtu/d
                 Cap -    $8.433  $5.672  $5.724  $5.813 $6.633 $5.107  --  --
                 $/MMBtu

    Crude Oil    Bbls/d      325     225     150     100     --     --  --  --
     Swaps:      $/Bbl    $25.35  $24.52  $23.91  $23.80     --     --  --  --

    Crude Oil    Floor -
     Collars:    Bbls/d      500     550     400     242    175     75  --  --
                 Floor -  $23.00  $24.09  $24.50  $23.83 $23.00 $23.00  --  --
                 $/Bbl

              Cap - Bbls/d   500     550     400     242    175     75  --  --
              Cap - $/Bbl $30.43  $30.60  $30.27  $28.25 $25.85  $26.45 --  --

     Note: Hedged volumes and prices reflected in this table represent average contract amounts for the quarterly periods presented; natural gas hedge prices and crude oil hedge contract prices are based on NYMEX pricing.

SOURCE  Brigham Exploration Company
    -0-                             03/04/2004
    /CONTACT: John Turner, Manager - Finance & Investor Relations of Brigham Exploration Company, +1-512-427-3300, investor@bexp3d.com /
    /Web site:  http://www.bexp3d.com
                http://www.streetevents.com /
    (BEXP)

CO:  Brigham Exploration Company
ST:  Texas, Oklahoma
IN:  OIL
SU:  ERN CCA